Hondo Minerals Corporation Enters into a Binding Letter of Intent with Crowncorp Investments to Acquire the Company for a Purchase Price of $88 Million Dollars

CHLORIDE, AZ, May 1, 2013 /PRNewswire/ - Hondo Minerals Corporation (OTCBB: HMNC.OB) (“Hondo,” “Hondo Minerals” or the “Company”) today announces that the Company has entered into a binding Letter of Intent with Crowncorp Investments Corporation, a Texas corporation (“Crowncorp”), for the sale of 100% of the Company’s assets and issued and outstanding stock for a purchase price of $88 million, which includes $13 million in working capital to be retained in the Company post-closing (the “Acquisition”).

Bill Miertschin, CEO of Hondo Minerals says, “We have been working closely with Crowncorp and its associates and advisors for several months to arrive at an acceptable structure with which to facilitate this transaction. Of the total $88 million to be provided by Crowncorp, it is anticipated that the Company’s shareholders will receive $75 million less the retirement of current debts and Hondo’s transactional expenses. Of course, we will be constructing a substantive final agreement with extensive closing documents for required regulatory review and shareholder disclosure and subsequent approvals.”

Mr. Miertschin continues to say, “We are excited that Crowncorp recognizes the value of Hondo’s assets both the in-ground and our processing technology, and that Hondo and its shareholders can receive that value.”

Crowncorp intends to acquire 100% of the assets and issued and outstanding stock of the Company in exchange for approximately $88 million, which shall be payable in cash to the Company and the Company’s shareholders.

As conditions to the consummation of the Acquisition, the Company and Crowncorp intend to execute: (i) a definitive operating agreement which shall transfer management and control of Hondo’s assets and operations to Crowncorp; and (ii) a tender offer pursuant to which Crowncorp shall purchase all of the Company’s issued and outstanding stock from the Company’s shareholders in accordance with all appropriate laws and regulations and commercially acceptable practices and procedures.

In the event that the Acquisition does not close within six (6) months after the execution of the Letter of Intent, or if Acquirer fails to provide the purchase price in accordance with the schedule set forth in the Letter of Intent, or if Crowncorp otherwise repudiates its obligations under the Letter of Intent, the Company shall be entitled to receive from Crowncorp a breakup fee of $2,000,000.

Further, the Parties have agreed to a “no-shop period” during which the Company shall not solicit nor accept any competing offers to be made by a third party for the acquisition of the Company unless the Letter of Intent is terminated.

Please review Form 8-K, which was filed with the Securities and Exchange Commission on May 2, 2013, at www.sec.gov.

About Hondo Minerals

Hondo Minerals Corporation is engaged in the acquisition of mines, mining claims and mining real estate in the United States, Canada and Mexico with mineral reserves of precious metals or non-ferrous metals. Hondo owns the Tennessee and Schuylkill Mines in Chloride, Arizona. The Tennessee Mine operated from the late 1800s until 1947 producing lead, zinc, gold and silver. The Company also owns numerous other mining claims in the U.S. Southwest.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including the Company's beliefs about its business prospects and future results of operations. Some factors that could cause actual results to differ materially include economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-K and 10-Q. The Company forecasts provided above are dynamic and therefore refer only to this release date. The Company does not undertake to update any forecasts that it may make available to the investing public.

SOURCE: Hondo Minerals Corporation